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                                                                    Exhibit 99.1
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For information, contact:
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Autodesk                                    Discreet
Christine Tsingos,                          Tim Getz
Vice President and Treasurer                Vice President, Business Development
(415) 507-6704                              (514) 954-7288

AUTODESK AND DISCREET ANNOUNCE AMENDED ACQUISITION TERMS

SAN RAFAEL, Calif., and MONTREAL--(Jan. 19)--Autodesk, Inc. (Nasdaq: ADSK) and Discreet Logic Inc. (Nasdaq: DSLGF) today announced that the two companies have amended the definitive agreement entered into in August 1998 that provides for the acquisition of Discreet Logic by Autodesk. Under the amended agreement, Autodesk will issue 0.33 shares of common stock for each outstanding share of Discreet Logic stock, which reduces the previously announced exchange ratio of 0.48. Today, in a related press release, Discreet announced preliminary results for the quarter ended December 31, 1998. The acquisition is intended to be accounted for as a pooling-of-interests and is subject to several conditions, including the approval of the shareholders of both companies. The transaction is expected to close in early March.

In connection with review by the Securities and Exchange Commission (SEC) of the proxy materials related to the proposed acquisition, Autodesk and Discreet today also announced that they are in the process of responding to recent guidance from the SEC to public accounting firms to revise current methods regarding in-process research and development charges. Based on the recent guidelines, Autodesk and Discreet anticipate reducing the in-process charges related to certain acquisitions. Although the final outcome of applying the new guidelines has not yet been determined, the reduction to in-process charges will result in a corresponding increase in both the amount of intangibles as well as quarterly amortization expenses associated with the acquisitions. Any such adjustments would be non cash charges and would not affect Autodesk's or Discreet's cash or liquidity position.

Any forward looking statements in this release are necessarily subject to uncertainties based on various factors, including: the ultimate resolution of the in-process research and development matter with the Securities and Exchange Commission; the resolution by the company on all comments made by the Securities and Exchange commission related to the review of the company's form S-4 registration statement; whether any anticipated benefits of the merger will be realized; whether the closing conditions to the acquisition of Discreet will be satisfied and the acquisition consummated; the transaction being accounted for as a pooling-of-interests; the ability to successfully manage the integration of the two companies; business conditions in the worldwide digital imagery market; and the product release cycles and competitive conditions in the markets in which Autodesk and Discreet conduct business. Further information on potential factors which could affect the financial results of Autodesk and Discreet are included in Autodesk's Report on Form 10-Q for its third fiscal quarter ended October 31, 1998 and Discreet's Reports on Form 10-K for its fiscal year ended June 30, 1998 and on Form 10-Q for its first fiscal quarter ended September 30, 1998, each of which are on file with the Securities and Exchange Commission.

About Autodesk, Inc.
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Autodesk is the world's leading supplier of PC design software. The company's 2D and 3D products are used in many industries, including architectural and mechanical design, mapping, managing spatial data, film and video production, video game development and Web content development.

The fourth largest PC software company in the world, Autodesk has over three million customers in more than 150 countries. For more information, please sign onto its web page at www.autodesk.com. Autodesk shares are traded on the Nasdaq national market under the symbol ADSK.

About Discreet Logic Inc.

Discreet Logic, named as Canada's third fastest-growing company by PROFIT magazine, develops advanced systems and new media software used in the creation of digital imagery and serves three key markets: visual effects, editing and production.

Discreet products are used to develop imagery for video, broadcast, HDTV, the web, new media and feature films, including 1998 summer blockbuster "ARMAGEDDON," and Visual Effect Academy Award winners "Titanic" and "Independence Day." For further information, visit Discreet's website at www.discreet.com or e-mail info@discreet.com.

Discreet Logic is the registered trademark of Discreet Logic Inc. Autodesk and the Autodesk logo are registered trademarks of Autodesk, Inc. All other brand names, product names or trademarks are referenced solely for the purposes of identification and belong to their respective holders.